Exhibit 7.04

Execution Version

COMMITMENT LETTER

September 23, 2013

Yongye International Limited

c/o Yongye International, Inc.

Suite 608, Xueyuan International Tower

No. 1 Zhichun Road

Haidian District

Beijing, China 100083

Ladies and Gentlemen:

This letter agreement sets forth the commitment of Mr. Zishen Wu, a national of the People’s Republic of China (the “Founder”), on the terms and subject to the conditions contained herein, to purchase certain indirect equity interests of Full Alliance International Limited, a British Virgin Islands company (“Full Alliance” or “Holdco”) and to cause the Commitment (as hereinafter defined) to be contributed by Full Alliance to Yongye International Limited, a Cayman Islands exempted company with limited liability (the “Parent”). It is contemplated that, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), entered into concurrently herewith among Yongye International, Inc., a Nevada corporation (the “Company”), Full Alliance, Parent and Yongye International Merger Sub Limited, a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”). Each capitalized term used and not defined herein shall have the meaning ascribed to it in the Merger Agreement. This letter agreement is being delivered together with the equity commitment letter, dated as of the date hereof, from Lead Rich International Limited, a British Virgin Islands business company with limited liability, to Full Alliance and Parent setting forth its commitment to Parent, on the terms and subject to the conditions set forth therein, to purchase certain indirect equity interests of Parent (the “Sponsor Commitment Letter”) (together, the “Equity Commitment Letters”).

1.    Commitment. The Founder hereby commits, on the terms and subject to the conditions set forth herein, on or prior to the Closing, to purchase, or cause the purchase of, certain indirect equity interests of Parent for consideration of an aggregate sum of $12,000,000 (subject to the adjustments pursuant to the last sentence in this Section 1) (the “Commitment”), solely for the purpose of allowing Parent to fund, and to the extent necessary to fund, a portion of the aggregate Merger Consideration pursuant to and in accordance with the Merger Agreement and related fees and expenses; provided, that the Founder shall not, under any circumstances, be obligated to contribute more than the Commitment to Parent. The Founder may effect the funding of his Commitment directly or indirectly through one or more affiliated entities. In the event Full Alliance and/or Parent does not require an amount equal to the sum of the Commitment and the amount of the equity commitment under the Sponsor Commitment Letter in order to consummate the Merger, the amount of Commitment to be funded under this letter agreement and the amount of the equity commitment to be funded under the Sponsor Commitment Letter shall be reduced on a pro rata basis, to the level sufficient, in combination with the other financing arrangements contemplated by the Merger Agreement, for Full Alliance, Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement.

2.    Conditions. This Commitment shall be subject only to (a) the satisfaction or waiver at or prior to the Closing of each of the conditions set forth in Section 7.01 and Section 7.02 of the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions), provided, that any waiver of the conditions set forth in Section 7.02 shall require the prior written consent of the Founder, and (b) the Debt Financing (or, if alternative financing is being used in accordance with Section 6.07 of the Merger Agreement, pursuant to the commitments with respect thereto) having been funded in accordance with the terms of the Debt Financing or will be funded immediately prior to the Effective Time in accordance with the terms of the Debt Financing if the Equity Financing is funded immediately prior to the Effective Time.

3.    Limited Guarantee. Concurrently with the execution and delivery of this letter agreement, the Founder is executing and delivering to the Company a limited guarantee, dated as of the date hereof (the “Limited Guarantee”), related to certain payment obligations of Holdco, Parent and Merger Sub under the Merger Agreement. Except as set forth in Section 4 of this letter agreement, the Company’s rights and remedies against the Founder under the Limited Guarantee shall, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company and the members of the Company Group against the Founder, and the Company shall not have, and is not intended to have, any right of recovery against the Founder or any Non-Recourse Party (as defined in the Limited Guarantee) in respect of any liabilities or obligations arising under, or in connection with, this letter agreement or the Merger Agreement, including in the event Holdco, Parent or Merger Sub breaches its obligations under the Merger Agreement and whether or not Holdco’s, Parent’s or Merger Sub’s breach is caused by the Founder’s breach of its obligations under this letter agreement, except for claims against the Founder pursuant to the Limited Guarantee.

4.    Enforceability; Third Party Beneficiaries. This letter agreement shall inure to the benefit of and be binding upon Parent and the Founder. This letter agreement may only be enforced by (i) the Parent at the direction of the Founder or (ii) by the Company (a) to cause Holdco, Parent and/or Merger Sub to cause the Commitment to be funded in accordance with, and subject to the limitations contained in Section 9.07(b) of the Merger Agreement and (b) for the purposes of Section 5 hereof, and subject further to Section 6 hereof as though the Company were a party hereto. None of Parent’s, Merger Sub’s or the Company’s creditors (other than, with respect to Parent, the Company to the extent provided herein), nor any Person claiming on behalf of Parent, Merger Sub or the Company, nor any affiliate of Parent, Merger Sub or the Company, shall have the right to enforce this letter agreement or to cause Parent, Merger Sub, the Company or any other Person to seek to enforce this letter agreement against the Founder. The Company is a third-party beneficiary of this letter agreement to the extent and only to the extent that (a) it seeks to obtain an injunction or injunctions or other appropriate form of specific performance or equitable relief, in each case, to cause Holdco, Parent or Merger Sub to cause the Commitment to be funded in accordance with, and subject to the limitations contained in, Section 9.07(b) of the Merger Agreement and (b) it seeks to enforce its rights under Section 5 hereof. Nothing in this letter agreement, express or implied, is intended to confer upon any person other than Parent, the Founder and, to the extent provided in this Section 4, the Company, any rights or remedies under, or by reason of, or any right to enforce or cause Parent and/or Merger Sub to enforce, the Commitment or any provisions of this letter agreement or to confer upon any person any rights or remedies against any person other than the Founder (but only at the direction of the Founder as contemplated hereby) under or by reason of this letter agreement.

5.    No Modification; Entire Agreement. This letter agreement may not be amended or otherwise modified without the prior written consent of Parent, the Founder and the Company. Together with the Merger Agreement, the Limited Guarantee, the Contribution Agreement and the Voting Agreement, this letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Founder or any of his Affiliates, on the one hand, and Parent or any of its Affiliates, on the other, with respect to the transactions contemplated hereby (other than the Merger Agreement and other agreements expressly referred to herein or therein as being entered into in connection with the Merger Agreement).

6.    Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. This letter agreement and all disputes or controversies arising out of or relating to this letter agreement or the transactions contemplated hereby shall be interpreted, construed and governed by and in accordance with, the Laws of the State of New York, without regard to the conflicts of laws principles thereof.

Each of the parties hereto irrevocably agrees that any action or proceeding (“Action”) with respect to this letter agreement and the rights and obligations arising hereunder, or for the recognition and enforcement of any judgment in respect of this letter agreement or the rights and obligations hereunder brought by the other party hereto or his or its respective successors or assigns shall be brought and determined in the federal courts located in the Borough of Manhattan, in the City of New York or the New York State Supreme Court Commercial Division in and for New York County, New York. Each of the parties hereto agrees that mailing of process or other papers in connection with any Action in the manner provided in Section 12 or in such other manners as may be permitted by applicable laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Action for himself or itself and in respect of his or its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this letter agreement or any of the transactions contemplated herein in any court or tribunal other than the aforesaid courts. Each of the parties hereto irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this letter agreement or the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this letter agreement or the rights and obligations arising hereunder (i) any claim that it is not personally subject to the aforesaid courts for any reason other than the failure to serve process in accordance with Section 12, (ii) any claim that his or it or his or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (x) the Action in such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this letter agreement, or the subject matter hereof, may not be enforced in or by such courts.

EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER or relate to THIS letter agreement IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THIS letter agreement OR THE TRANSACTIONS IT CONTEMPLATES. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.

7.    Counterparts. This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this letter agreement by facsimile, scanned pages or other electronic transmission shall be effective as delivery of a manually executed counterpart to this letter agreement.

8.    Termination. This letter agreement, and the obligation of the Founder to fund the Commitment, will terminate automatically and immediately upon the earlier to occur of (a) the Closing (at which time the obligation shall be discharged, but subject to the performance of such obligation), (b) the valid termination of the Merger Agreement in accordance with its terms (unless the Company shall have previously made a claim under Section 4 of this letter agreement, in which case this letter agreement shall terminate upon the final, non-appealable resolution of such action and satisfaction by the Founder of any obligations finally determined or agreed to be owed by the Founder, consistent with the terms hereof) and (c) the Company or any of its affiliates asserting a claim under, or in respect of, the Merger Agreement, this letter agreement, the Limited Guarantee or the transactions contemplated hereby or thereby or relating hereto or thereto against any Founder Affiliate (other than Parent), other than a claim (i) against the Founder under the Limited Guarantee or (ii) contemplated by Section 4 hereof.

9.    No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement, or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this letter agreement, the addressee covenants, agrees and acknowledges that no Person other than the Founder has any obligation hereunder and that the addressee has no right of recovery under this letter agreement or under any document or instrument delivered in connection herewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, family members, employees, agents, affiliates, partners, agent or assignees of the Founder or any former, current or future family member, employee, affiliate, partner, agent or assignee of any of the foregoing (collectively, but not including the Founder or any assignee permitted in accordance with Section 11 of this letter agreement, the “Founder Affiliates”), whether by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise.

10.    Representations and Warranties. Founder hereby represents and warrants with respect to itself to Parent that (a) this Agreement has been duly and validly executed and delivered by him and constitutes a valid and legally binding obligation of his and (assuming due execution and delivery of this Agreement, the Merger Agreement, and the Limited Guaranty by all parties hereto and thereto), enforceable against him in accordance with the terms of this Agreement, (b) Founder has available funds to fund the Commitment, (c) no action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this letter agreement by the Founder; and (d) the execution, delivery and performance of this letter agreement by the Founder does not (x) violate any applicable law binding on the Founder or the assets of the Founder, or (y) conflict with any material agreement binding on the Founder.

11.    Assignment. The Founder shall be entitled to assign all or a portion of his obligations hereunder to one or more person(s) that agree to assume the Founder’s obligations hereunder; provided that no such assignment shall in any way affect or relieve the Founder’s obligations hereunder. Except as provided above, this letter agreement shall not be assignable without the consent of the parties hereto and the written consent of the Company at the direction of the Special Committee.

12.    Notices. Any notice, request, instruction or other communication required or permitted hereunder shall be in writing and delivered personally, sent by reputable overnight courier service (charges paid by sender), sent by registered or certified mail (postage prepaid) or sent by facsimile, according to the instructions set forth below. Such notices shall be deemed given: at the time delivered by hand, if personally delivered; one business day after being sent, if sent by reputable overnight courier service; at the time receipted for (or refused) on the return receipt, if sent by registered or certified mail; and at the time when confirmation of successful transmission is received by the sending facsimile machine, if sent by facsimile:

in the case of Parent:

c/o Yongye International, Inc.

Suite 608, Xueyuan International Tower

No. 1 Zhichun Road
Haidian District

Beijing, China 100083

Attention: Zishen Wu

Facsimile: +86 10 8231-1797

in the case of the Founder:

c/o Yongye International, Inc.

Suite 608, Xueyuan International Tower

No. 1 Zhichun Road
Haidian District

Beijing, China 100083

Attention: Zishen Wu

Facsimile: +86 10 8231-1797

13.    Severability. Whenever possible, each provision or portion of any provision of this letter agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this letter agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this letter agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Sincerely,

ZISHEN WU

By:	/s/ Zishen Wu

Agreed to and accepted:

YONGYE INTERNATIONAL LIMITED

By:	/s/ Zishen Wu
Name: Zishen Wu
Title: Director

[Signature Page to Equity Commitment Letter]